Exhibit 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy, ExxonMobil Extend Joint-Development Agreement for Carbon Capture Technology

●	Joint Development Agreement extended through April 2022 to further develop carbonate fuel cell technology for large-scale carbon capture
●	Advanced scope and timing discussions for pilot test at ExxonMobil location in Rotterdam, the Netherlands, leveraging the Porthos North Sea project
●	FuelCell Energy’s proprietary technology is the only CO2 capture technology capable of simultaneously capturing carbon dioxide and producing power, which is anticipated to deliver cost and scale advantages

DANBURY, CT, November 2, 2021 – FuelCell Energy, Inc. (Nasdaq: FCEL) -- a global leader in fuel cell technology with a purpose of utilizing its proprietary, state-of-the-art fuel cell platforms to enable a world empowered by clean energy—has signed a six-month extension with ExxonMobil to continue collaboration on carbonate fuel cell technology for the purpose of capturing carbon dioxide from industrial facilities and power generation~~.~~

The agreement will now continue until April 30, 2022. The parties are discussing an ExxonMobil pilot in Rotterdam, the Netherlands, as well as potentially additional ExxonMobil or third-party locations, to deploy FuelCell Energy’s carbonate fuel cell platform to capture carbon dioxide emissions. A decision on the Rotterdam project is expected in 2022, dependent on achieving technical milestones over the next six months. In addition to pilot project deployments, FuelCell Energy and ExxonMobil are discussing the next phase of carbon capture development.

“FuelCell Energy and ExxonMobil continue to advance our joint research and FuelCell Energy technology that is targeted to tackle one of the largest environmental challenges of today, CO2 emissions from power generation and industrial exhaust streams,” said Jason Few, president and chief executive officer of FuelCell Energy. “Together, we have a great opportunity to scale and commercialize our unique carbon capture solution, one that captures carbon dioxide from various exhaust streams, while generating additional power, unlike traditional carbon capture technologies, which consume significant power. We are encouraged by our results in testing capture of C02, and the efficiencies and performance that our fuel cell stacks are able to achieve. We look forward to continuing our work with ExxonMobil on advancing the first pilot test of this platform solution.”

“ExxonMobil is working to develop breakthrough solutions in carbon capture, hydrogen and biofuels and identify commercially viable technologies the world will need to achieve the goals of the Paris Agreement,” said Vijay Swarup, vice president of research and development for ExxonMobil Research and Engineering Company. “We are pleased to continue working with FuelCell Energy to further advance this unique high efficiency carbon capture solution.”

FuelCell Energy’s proprietary technology uses carbonate fuel cells to efficiently capture and concentrate carbon dioxide streams from industrial sources. Combustion exhaust is directed to the fuel cell, which produces power, while capturing and concentrating carbon dioxide for permanent storage. The modular design enables the technology to be deployed at a wide range of locations, which could lead to a more cost-efficient path for deployment of carbon capture and sequestration.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL): FuelCell Energy is a global leader in sustainable clean energy technologies that address some of the world’s most critical challenges around energy, safety and global urbanization. As a leading global manufacturer of proprietary fuel cell technology platforms, FuelCell Energy is uniquely positioned to serve customers worldwide with sustainable products and solutions for businesses, utilities, governments and municipalities. Our solutions are designed to enable a world empowered by clean energy, enhancing the quality of life for people around the globe. We target large-scale power users with our megawatt-class installations globally, and currently offer sub-megawatt solutions for smaller power consumers in Europe. To provide a frame of reference, one megawatt is adequate to continually power approximately 1,000 average sized U.S. homes. We develop turn-key distributed power generation solutions and operate and provide comprehensive service for the life of the power plant. Our fuel cell solution is a clean, efficient alternative to traditional combustion-based power generation, and is complementary to an energy mix consisting of intermittent sources of energy, such as solar and wind turbines. Our customer base includes utility companies, municipalities, universities, hospitals, government entities/military bases and a variety of industrial and commercial enterprises. Our leading geographic markets are currently the United States and South Korea, and we are pursuing opportunities in other countries around the world. FuelCell Energy, based in Connecticut, was founded in 1969.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Treatment, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and its business plans and strategies. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, ability to access certain markets, unanticipated manufacturing issues that impact power plant performance, changes in critical accounting policies, access to and ability to raise capital and attract financing, potential volatility of energy prices, rapid technological change, competition, the Company’s ability to successfully implement its new business strategies and achieve its goals, the Company’s ability to achieve its sales plans and cost reduction targets, changes by the U.S. Small Business Administration or other governmental authorities to, or with respect to the implementation or interpretation of, the Coronavirus Aid, Relief, and Economic Security Act, the Paycheck Protection Program or related administrative matters, and concerns with, threats of, or the consequences of, pandemics, contagious diseases or health epidemics, including the novel coronavirus, and resulting supply chain disruptions, shifts in clean energy demand, impacts to customers’ capital budgets and investment plans, impacts to the Company’s project schedules, impacts to the Company’s ability to service existing projects, and impacts on the demand for the Company’s products, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Contact:

FuelCell Energy, Inc.

ir@fce.com

203.205.2491

Source: FuelCell Energy

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